AEGION REPORTS 2014 FINANCIAL RESULTS

•
Reported 2014 GAAP loss per share from continuing operations, including restructuring and impairment charges recognized in the third and fourth quarters, were a loss of $0.88 per diluted share. Non-GAAP diluted earnings per share from continuing operations were $1.37, up 7.9 percent from 2013.

•
Reported fourth quarter GAAP loss per share from continuing operations, including restructuring and impairment charges, were a loss of $0.90 per diluted share. Non-GAAP diluted earnings per share from continuing operations were $0.48, up 20.0 percent from the same period in 2013.

•
Total pre-tax restructuring and impairment charges were $102.3 million in 2014, similar to the estimated $85 to $103 million charge for the strategic realignment and restructuring plan announced on October 6, 2014. The estimated cash restructuring costs are now estimated to be $11 million to $14 million, reduced from the original estimate of $15 million to $18 million.

•
The October 2014 strategic realignment and restructuring plan generated fourth quarter pre-tax savings of approximately $3.5 million, or $0.07 per diluted share, versus $0.03-$0.04 per diluted share estimated in October 2014.

•	Infrastructure Solutions increased 2014 non-GAAP operating income by 54.9 percent to $44.2 million due to of revenue growth and margin expansion.

•
Corrosion Protection non-GAAP operating income was $27.4 million, below 2013 results, reflecting weaker market conditions in portions of the pipe lining business and the impact of a favorable earnout adjustment in 2013.

•	Energy Services generated non-GAAP operating income of $13.5 million with a full year ownership of Brinderson.

•	Cash and cash equivalents as of December 31, 2014 were a record $175.0 million due to strong cash collections in the fourth quarter.

•	Consolidated contract backlog as of December 31, 2014 remained strong at $758.0 million, similar to backlog at December 31, 2013, despite exiting several markets.

St. Louis, MO - February 25, 2015 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported financial results for the fourth quarter and full year 2014. For the full year, Aegion reported a loss from continuing operations of $31.6 million, or $0.88 per diluted share, compared to income from continuing operations of $50.8 million, or $1.30 per diluted share, in 2013. Pre-tax restructuring and impairment related charges totaled $102.3 million in 2014, or $2.18 per diluted share. This includes a fourth quarter 2014 pre-tax charge of $52.7 million, or $1.25 per diluted share, related to long-term asset impairments, including goodwill.

Excluding the pre-tax restructuring and impairment charges in 2014, as well as acquisition-related expenses in 2014 and 2013, 2014 non-GAAP1 income from continuing operations was $52.2 million, or $1.37 per diluted share, compared to $49.5 million, or $1.27 per diluted share, for 2013.

For the fourth quarter of 2014, Aegion reported a GAAP loss from continuing operations of $33.7 million, or $0.90 per diluted share, compared to income from continuing operations of $14.5 million, or $0.37 per diluted share, in 2013. Excluding pre-tax restructuring, impairment charges and acquisition-related expenses, non-GAAP income from continuing operations for the fourth quarter of 2014 was $18.2 million, or $0.48 per diluted share, compared to $15.5 million, or $0.40 per diluted share, for the fourth quarter of 2013.

Charles R. Gordon, Aegion’s President and Chief Executive Officer, commented, “We met the high end of our revised 2014 guidance with one of the Company’s strongest operating quarters in recent years. The October 2014 realignment and restructuring plan initiatives are largely behind us. We also finished the year with a record quarter of cash collections which enabled us to close the year with the highest cash balance in the Company’s history. The restructuring efforts are proceeding ahead of plan, which is reflected in the increased savings realized during the fourth quarter. There is strong interest in our CIPP products in the restructured international markets. The restructuring is also complete at our Louisiana coating facility. The combination of Fyfe/Fibrwrap and Insituform is also proceeding as planned. We made great progress on these initiatives during the fourth quarter.

"Infrastructure Solutions had an outstanding year as Insituform’s North American operations delivered revenue growth and improved profitability for the third straight year. Fyfe/Fibrwrap generated a profit for 2014 on strong recovery in North America in the second half as well as growth in Asia. Energy Services grew revenues and operating income significantly in 2014, reflecting strength in the downstream refining markets. Corrosion Protection benefited from a strong Canadian market in 2014, as well as a reduction in the operating loss at our coating facility in Louisiana. This was partially offset by a profit decline in the energy pipe lining business due to lower revenues.

"2014 was a good year for Aegion, reflecting strong demand for our products and services. I am particularly pleased with execution across the enterprise coupled with our successful restructuring initiatives in the fourth quarter.”

________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
1 Reconciliation of all GAAP to non-GAAP financial results in this release are on pages 12 to 15. Consolidated 2014 non-GAAP results exclude pre-tax restructuring and impairment related charges summarized on page 4-5. 2014 non-GAAP EPS excludes: (i) the pre-tax restructuring and impairment related charges; (ii) $1.4 million pre-tax, or $0.02 per diluted share, for acquisition-related expenses; (iii) $0.5 million pre-tax, or $0.01 per diluted share, of expense recorded in connection with the March 31, 2014 sale of the Company’s 49 percent interest in Bayou Coating, L.L.C., recorded in “Other income (expense)” on the Consolidated Statement of Operations; and (iv) $3.0 million pre-tax, or $0.04 per diluted share charge, representing the net effect of the reserve for disputed and long-dated accounts receivable and an escrow settlement related to the Brinderson L.P. acquisition.

2015 Outlook

“As we look to 2015, the majority of our business is well positioned for stability and growth within the municipal water and wastewater, commercial infrastructure and the United States midstream pipeline and downstream refining end markets,” said Mr. Gordon. “The Infrastructure Solutions platform is projected to have a strong year in 2015 for operating income growth, particularly in North America where our continued focus is on delivering superior customer solutions, rigorous cost management, and improving market intelligence along with attaining all of the planned restructuring savings.

“Our management teams in Corrosion Protection and Energy Services have been in contact with our oil and gas customers over the last three months, a number of whom are understandably cautious and are curtailing costs. Aegion will be affected by the sharp decline in crude oil prices because 15 to 20 percent of total revenues are dedicated to the upstream energy market and there may be some exposure to the midstream market in Canada. The anticipated earnings contribution from Infrastructure Solutions and the estimated annual savings from the realignment and restructuring plan will offset, to a large degree, the likely impact we may see in 2015. However, at this time, we don’t have sufficient visibility into the second half of the year, especially with respect to the Canadian market and the impact of foreign currency translation. Given the current environment, we are not providing financial guidance for 2015. We will continue to keep our investors apprised of our overall positioning in the markets we serve. We are highly confident in the long-term opportunities for our technologies and services to protect, rehabilitate and strengthen urban and energy infrastructure, primarily pipelines, based on demands of aging infrastructure and the expansion of non-conventional oil and gas recovery in North America and other regions.”

Infrastructure Solutions

Infrastructure Solutions began 2015 in a strong position with a 2.3 percent increase in backlog from year-end 2013 to $337.5 million at December 31, 2014 led by 4.8 percent and 16.2 percent backlog increases for Insituform North America and Fyfe/Fibrwrap, respectively. Offsetting these increases was the expected decline in international business backlog as a result of our decision to exit cured-in-place pipe (“CIPP”) contracting activities in certain countries in Europe and Asia. Current estimates for 2015 expenditures in the North America municipal CIPP market indicate mid-single digit growth compared to 2014. Fyfe/Fibrwrap entered 2015 in a strong backlog position, particularly in North America through continued focus on improving the sales channel and execution.

Corrosion Protection

Corrosion Protection anticipates continued pipeline infrastructure investment in 2015 for the midstream oil and gas pipeline market in North America. Backlog as of December 31, 2014 was $176.0 million, a 9.5 percent increase over backlog as of December 31, 2013. The cathodic protection business began 2015 with greater backlog than at the beginning of 2014, and the coating services business has a sizable backlog, most of which is for a large pipeline project currently underway in Chile. The actions taken last year to reposition the pipe coating facility in Louisiana have lowered the required revenue for the plant to break-even.

The Corrosion Protection market in Canada is under pressure due to the declining price of oil. This is a critical market for all of our businesses, and customers have already curtailed spending in certain upstream activities. Based on current midstream backlog and discussions we have had with customers, the first half of 2015 should be a strong finish to the current Canadian pipeline construction season. However, securing backlog for the second half of the year is less certain. The pipe ordering season in Canada begins during the summer months and the pace of orders will be an important indicator as to whether customers maintain or grow pipeline infrastructure investment for the 2015/2016 winter construction season.

Energy Services

Several new multi-year contracts awarded at the end of 2013 contributed approximately $70 million in incremental revenues for Energy Services in 2014, primarily in downstream refining, which led in part to record billable hours and revenues. Reflecting the increased demand, Energy Services added over 600 new employees to support these new long-term contracts. In 2015, the downstream market should generate strong results as demand and favorable pricing for refined petroleum products remain robust. However, strikes at several West Coast refineries could dampen results if they continue for an extended period of time. In addition, demand in the California San Joaquin Valley, Energy Services’ largest upstream market has been affected by a reduction in capital and maintenance expenditures, resulting in an 8.8 percent decline in backlog December 31, 2014 compared to December 31, 2013. While upstream activity in the Permian Basin has been reduced somewhat in response to lower oil prices, this market remains an opportunity in 2015 as Energy Services builds its presence in the region after receiving its first maintenance contract award in 2014.

Realignment and Restructuring Plan
On October 6, 2014, the Company announced a strategic Realignment and Restructuring Plan (the “2014 Restructuring Plan”) intended to exit low-return businesses and reduce the size and cost of our overhead structure to improve gross margins and profitability in the long term. The 2014 Restructuring Plan includes the following actions:

•
Beginning in the fourth quarter of 2014, the Company realigned its reporting segments by combining Commercial and Structural and Water and Wastewater to form the Infrastructure Solution segment; forming the Energy Services segment consisting of Brinderson; and creating the Corrosion Protection segment with the remaining Energy and Mining businesses.

•	Exit Insituform’s contracting operations in France, Switzerland, India, Hong Kong, Malaysia and Singapore.

•	Optimize operations at the coating facilities in Louisiana, including the shutdown of under-utilized coating plants, to improve operating efficiencies and reduce costs.
In 2014, the Company recorded pre-tax charges of $49.5 million ($36.2 million after-tax, or $0.95 per diluted share) related to the 2014 Restructuring Plan. Charges recorded during the third and fourth quarters of 2014 included pre-tax cash charges of $5.6 million and pre-tax non-cash charges of $43.9 million, including:

•
A $19.0 million charge associated with the write-down or write-off of tangible assets primarily related to Insituform’s contracting activities in France, Switzerland, India, Hong Kong, Malaysia and Singapore. A $2.7 million charge was recorded for the impairment of intangible assets in Europe.

•	For the Bayou Louisiana coating facility, write-down of fixed assets totaled $11.3 million with an additional $10.9 million associated with the impairment of certain definite-lived intangibles assets.

•	Cash charges of $5.6 million for severance, retention and other cash items related to the affected Insituform contracting markets and Fyfe/Fibrwrap due to the combination with Insituform.

Additional cash and non-cash charges related to the various restructured operations could potentially be recorded through the third quarter of 2015.
The Company sold its contracting operations in Switzerland in December 2014 and sold its contracting operations in France in February 2015. The sale of both operations resulted in the execution of multi-year product supply agreements with the buyers. Progress in exiting contracting operations in Singapore and Hong Kong have resulted in lower than anticipated shut down costs. These favorable developments reduce the total restructuring cash costs to $11 to 14 million from the original estimate of $15 to $18 million. The remaining pre-tax cash charge of $5 million to $8 million, after the charge in the third and fourth quarters, is to be recognized in 2015. These cash costs relate to employee severance, extension of benefits, employment assistance programs and other costs.
The effective tax rate on all pre-tax restructuring and impairment related charges in 2014 was 27.0 percent, which reflected the non-deductibility of certain charges, along with the impact of valuation allowances of deferred tax assets due to the likely inability to generate future taxable income to recover tax losses. Also included are the estimated tax impacts of write-downs of certain, non-recoverable, inter-company loans affected by the restructuring initiatives.
The 2014 Restructuring Plan is expected to generate annual savings of $8 to $11 million, or $0.15 to $0.20 per diluted share, on a GAAP basis. Aegion achieved savings in the fourth quarter of $0.07 per diluted share which is up from the previously estimated $0.03 to $0.04 per diluted share.

Goodwill Impairment and other Matters
The annual impairment assessment for goodwill resulted in an impairment charge to recorded goodwill of $51.5 million in the fourth quarter of 2014. Approximately $35 million of the impairment reflects the current uncertainty in the upstream oil markets, primarily affecting the pipe coating business in North America and the coating services business in the more profitable international offshore pipeline market. The remainder of the goodwill impairment relates to the Fyfe/Fibrwrap business based solely on the high multiple paid for the business and the subsequent under performance since 2013 in the North American market.
Management disclosed in the third quarter the possibility of establishing certain account receivable reserves related to a long-dated receivables, some of which are currently in litigation or dispute. The Company recorded a $7.5 million reserve in the fourth quarter of 2014 to reflect management’s expectations of collection upon settlement of these matters. The reserve increased the reported fourth quarter operating expense for Infrastructure Solutions by the amount of the reserve.
The Company reached a settlement with the sellers of Brinderson during the fourth quarter of 2014 related to escrow claims. The $4.5 million settlement was recorded as a reduction in operating expense in the Energy Services segment as the time period has lapsed to record it as part of the acquisition, which occurred on July 1, 2013.
The net effect of the reserve related to long-dated receivables and the Brinderson settlement on fourth quarter earnings per diluted share was an unfavorable pre-tax charge of $1.7 million, or $0.05 per diluted share. These two items do not affect the non-GAAP earnings per share as shown on pages 12-15 of this release.

Consolidated Highlights

Fourth Quarter 2014 versus Fourth Quarter 2013
(Excludes pre-tax charges for restructuring, impairment and unusual items in the current quarter and acquisition-related expenses in the both periods)
Consolidated revenues increased $36.5 million, or 11.6 percent, to $352.2 million. Infrastructure Solutions revenues increased 3.9 percent, or $5.4 million, to $145.0 million. Insituform North America grew revenues by over 10 percent, while revenues for the International CIPP businesses declined as expected because of the decision to exit six contracting markets. Fyfe/Fibrwrap grew revenues nearly 35 percent due to improved sales, despite the delay of two large projects. Corrosion Protection grew revenues 9.9 percent to $127.3 million on the strength of the Canadian market across all operations in the platform. Partially offsetting the revenue growth was a decrease in revenues for the pipe lining business in North America and the Middle East, after the completion of several large projects in Oman and Kuwait. The coating services operation nearly completed the remaining backlog for the Saudi Aramco/Wasit gas field project and began a large pipe coating project for internal girth welds for a new processing water mining pipeline in Chile. Energy Services grew revenues by 32.5 percent to $79.9 million. Strong billable hours were recorded in both the downstream refining and the upstream exploration and extraction markets. Partially offsetting the revenue growth were several upstream project shut down days in December as a result of unusual weather in the Central California region.
Consolidated gross profit increased $12.9 million, or 18.2 percent, to $83.8 million. Infrastructure Solutions gross profit grew 30.8 percent to $40.6 million. Gross margins expanded by 580 basis points to 28.0 percent on improved execution at Insituform North America and Fyfe/Fibrwrap. Corrosion Protection increased gross profit by $2.9 million, or 10.0 percent, to $32.3 million led by stronger performance in the Canadian market, across all business lines. Gross margins were 25.4 percent for Corrosion Protection. Energy Services increased gross profit by 4.1 percent to $11.0 million. Gross margins contracted 380 basis points to 13.7 percent as a result of a greater mix of lower margin downstream activity and certain underutilized costs in the upstream business due to unexpected project shutdown days as a result of unusual weather in December.
Consolidated operating expenses increased 13.8 percent, or $6.7 million, to $55.0 million. Infrastructure Solutions increased operating expenses by $1.7 million, or 7.6 percent, to $24.7 million because of investments to enhance the segment. Corrosion Protection increased operating expenses by 13.9 percent to $22.2 million because of investments in people and IT systems to enhance the sales function and expand operating capabilities in the United States and the Middle East. Energy Services increased operating expense by 37.7 percent to $8.1 million to support the build out of critical back office services for the steep growth seen in 2014 and also to create the necessary organization to expand in the Permian Basin. As a percentage of revenues, Aegion’s operating expense ratio increased 30 basis points to 15.6 percent.
Consolidated operating income increased $4.9 million, or 20.6 percent, to $28.8 million. Infrastructure Solutions grew operating income 90.6 percent to $15.8 million from revenue growth and margin expansion. Corrosion Protection decreased operating income by 7.6 percent to $10.1 million as a result of an increase in operating expense from investments to enhance growth opportunities and the fact that the fourth quarter 2013 results included a $1.0 million earnout reversal. Despite strong revenue growth, Energy Services operating income declined 38.3 percent to $2.9 million because of the decline in gross margin rates and additional operating expense investments.

Full Year 2014 versus Full Year 2013
(Excludes pre-tax charges for restructuring, impairment and unusual items in the current quarter and acquisition-related expenses in the both periods)
Consolidated revenues increased $240.0 million, or 21.9 percent, to $1.33 billion. The inclusion of a full year of Brinderson accounted for $197.6 million of the increase as Aegion began to recognize revenues and profits in the second half of 2013 after the acquisition on July 1, 2013. Infrastructure Solutions grew revenues 7.1 percent, or $37.9 million, to $567.2 million. Insituform North America increased revenues by double digits because of an increase in the win rate for contract bidding. Fyfe/Fibrwrap grew global revenues by double digits due to a recovery in the North America business and stronger results in Asia. Corrosion Protection grew revenues 1.0 percent to $458.4 million. Strong market conditions in Canada supported revenue growth for all of the business lines within the platform. The coating services business grew revenues from the near completion of the Saudi Aramco/Wasit offshore gas field project and the start of a large internal girth weld pipeline coating project in Chile. Nearly offsetting the revenue increase was a sharp decline in total revenues from the pipe lining business because of the completion of several large projects in Oman and Kuwait in the prior year period and delayed project activity in the United States market throughout 2014, as well as a decrease in revenues from the pipe coatings operation in Louisiana because of project activity timing. Energy Services increased revenues 182.6 percent to $305.8 million as a result of a full year contribution, but also strong growth in both the downstream refining and upstream exploration and extraction segments. The downstream segment was the primary beneficiary from the award of several contracts at the end of 2013, accounting for the majority of the incremental revenues realized in 2014.
Consolidated gross profit increased $48.7 million, or 19.7 percent, due to revenue growth as well as gross margin improvement in Infrastructure Solutions and Corrosion Protection. Gross margins were 22.2 percent, a 40 basis point reduction. The decline in margin largely reflects the full year contribution of Brinderson business within Energy Services. The decrease was caused by a 300 basis point reduction in margins to 13.7 percent for Energy Services because of a greater mix of lower margin downstream billable hours and the up-front costs to add over 600 new employees to support the new maintenance contract awards.
Consolidated operating expense increased by $32.1 million, or 18.0 percent, to $210.6 million, primarily due to having a full year contribution from Brinderson as well as investments to support growth opportunities in Infrastructure Solutions and Corrosion Protection. Operating expense within the platforms includes an increase in corporate services to support a larger organization. As a percent of revenues, the operating expense ratio improved 54 basis points to 15.8 percent.
Consolidated operating income grew $12.4 million, or 17.0 percent, to $85.1 million. Infrastructure Solutions grew operating income by 54.9 percent to $44.2 million from strong top line growth and margin expansion. Corrosion Protection operating income decreased by $9.9 million, or 26.5 percent, to $27.4 million because of investments made to support future growth and the fact that the Company recognized a $3.9 million earnout reversal in 2013. Energy Services generated operating income of $13.5 million from having a full year contribution from Brinderson. Consolidated operating margins were 6.4 percent, a slight decline from 2013, due in part to a full year contribution from Brinderson.

Cash Flow

Net cash flow provided by continuing operations for 2014 was $81.9 million compared to $88.1 million provided in 2013. Net changes in working capital was a $49.7 million source of cash in the fourth quarter due to record cash collection. Days Sales Outstanding declined by nearly 10 days compared to December 31, 2013 and by 16 days compared to September 30, 2014.

Net cash flow used by investing activities in 2014 was $23.2 million, compared to $150.1 million in 2013, as a result of the $150 million acquisition of Brinderson on July 1, 2013. Capital expenditures in 2014 were $32.9 million compared to $26.1 million in 2013. The increase was due to the addition of Brinderson, more maintenance capital to support Insituform’s growing North American business and investments in company-wide information system initiatives. On March 31, 2014, the Company sold its 49% ownership interest in Bayou Coating, L.L.C. for $9.1 million following the majority partner’s exercise of its buy-out right. On June 30, 2013, the Company received $18.3 million in connection with the sale of the Company’s 50 percent interest in its German joint venture.

Net cash flows from financing activities used $34.6 million during 2014 compared to $98.9 million provided in 2013. During 2014, the Company used $31.1 million to repurchase 1,334,738 shares of common stock through open market purchases and in connection with the Company’s equity compensation programs, as compared to $27.6 million to repurchase 1,218,385 shares of common stock in 2013. During 2014, the Company made scheduled principal payments on its long-term debt of $22.0 million. During 2013, the Company entered into a new credit facility and borrowed $147.6 million to fund the purchase of Brinderson and used $5.0 million for facility financing fees. Additionally, the Company used cash of $22.0 million to pay down the principal balance of the term loans associated with the credit facility.

Net cash flow for 2014 was an inflow of $16.9 million compared to an inflow of $24.4 million in 2013.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited, in millions)
The following table sets forth our consolidated backlog by segment (in millions):

	December 31, 2014	December 31, 2013	December 31, 2012
Infrastructure Solutions	$337.5	$329.9	$292.4
Corrosion Protection (1)	176.0	160.8	240.8
Energy Services (2)	244.5	268.3	—
Total backlog	$758.0	$759.0	$533.2
_________________________________

(1)	All periods presented exclude Bayou Welding Works (“BWW”) backlog, as this business was discontinued in the second quarter of 2013.

(2)
Represents expected revenues to be realized under long-term Master Service Agreements (“MSAs”) and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

December 31, 2014 versus December 31, 2013
Contract backlog for Infrastructure Solutions as of December 31, 2014 was $337.5 million, a $7.6 million, or 2.3%, increase from backlog at December 31, 2013. Insituform’s North American operation continues to benefit from favorable municipal spending and improved bidding performance. Several large new project awards were added into backlog, primarily in the first half of 2014. This offset the expected decline in backlog in certain international CIPP markets as a result of the restructuring initiatives. Current estimates indicate an increase in North American municipal expenditures in 2015. Prospects for Fyfe’s North American business continue to improve because of investments made to increase sales visibility.

Backlog for Fyfe globally increased 16.8 percent to $57.9 million at December 31, 2014 and we anticipate improvements in sales momentum and backlog in 2015.
Contract backlog for Corrosion Protection was $176.0 million as of December 31, 2014, a $15.2 million, or 9.5%, increase compared to $160.8 million as of December 31, 2013. The increase in contract backlog was the result of added project activity in Corrosion Protection operations except for the pipe lining business, which experienced an $18.0 million decline compared to year-end 2013. Backlog for the coatings operations nearly doubled to $33.3 million supported by project activity in Canada and Louisiana. The cathodic protection business increased backlog by 7.1 percent to $74.1 million. Reported backlog supports the expectation for a stable outlook in the first half of 2015. The ability to secure adequate backlog for the second half of 2015 compared to the prior year period is less certain as a result of lower oil prices. This impacts a small portion of Corrosion Protection dedicated to the upstream segment, as well as the Canadian market, which represents a much larger portion of normal profits.
Contract backlog for Energy Services represents estimated revenues to be generated under long-term Master Service Agreements (MSA) and other signed contracts. If the remaining term of the arrangements exceeds 12 months, the revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues. Contract backlog for Energy Services was $244.5 million as of December 31, 2014, a decrease of $23.8 million, or 8.9 percent, compared to $268.3 million at December 31, 2014. The decline represents the revaluation of existing upstream exploration and extraction maintenance contracts. Customers in the Central California upstream market have reduced capital and maintenance expenditures in response to the steep reduction in oil prices.

About Aegion
Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Aegion's business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Aegion's forward-looking statements in this news release represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to Aegion and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of Aegion's Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on February 28, 2014, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, Aegion’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, Aegion does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by Aegion from time to time in Aegion’s filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by Aegion in this news release are qualified by these cautionary statements.

Regulation G Statement
Aegion has presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The non-GAAP earnings per share in 2014 exclude certain charges related to the 2014 Restructuring Plan, the impairment of goodwill, the write-down of long-lived assets, the impairment of definite-lived intangible assets, acquisition-related expenses, reserves for certain disputed accounts receivable, the Brinderson escrow settlement and the loss on sale of our 49 percent interest in Bayou Coating, L.L.C. and losses from discontinued operations.
The non-GAAP earnings per share in 2013 exclude the earnings impact of acquisition-related expenses, the gain related to the sale of our German joint venture, losses from discontinued operations and a goodwill write-off associated with the sale of our interest in Bayou Coating, L.L.C. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion®, the Aegion® logo, Insituform®, United Pipeline Systems®, Bayou Companies®, Corrpro®, CRTS®, Fyfe® and Brinderson® are registered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Executive Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2014	2013	2014	2013
Revenues	$352,181	$315,679	$1,331,421	$1,091,420
Cost of revenues	269,118	244,774	1,051,438	844,399
Gross profit	83,063	70,905	279,983	247,021
Operating expenses	64,439	48,371	234,105	178,483
Goodwill impairment	51,512	—	51,512	—
Definite-lived intangible asset impairment	1,220	—	12,116	—
Earnout reversal	—	(1,331)	—	(4,175)
Acquisition-related expenses	836	1,656	1,375	5,831
Restructuring charges	687	—	687	—
Operating income (loss)	(35,631)	22,209	(19,812)	66,882
Other income (expense):
Interest expense	(3,250)	(3,136)	(12,943)	(13,169)
Interest income	154	167	633	325
Other	(2,023)	(1,597)	(3,853)	4,964
Total other expense	(5,119)	(4,566)	(16,163)	(7,880)
Income (loss) before taxes on income	(40,750)	17,643	(35,975)	59,002
Taxes (benefit) on income (loss)	(8,057)	4,169	(3,840)	12,154
Income (loss) before equity in earnings of affiliated companies	(32,693)	13,474	(32,135)	46,848
Equity (loss) in earnings of affiliated companies	(107)	1,256	570	5,159
Income (loss) from continuing operations	(32,800)	14,730	(31,565)	52,007
Loss from discontinued operations	(3,221)	(5)	(3,847)	(6,461)
Net income (loss)	(36,021)	14,725	(35,412)	45,546
Non-controlling interests	(875)	(236)	(1,755)	(1,195)
Net income (loss) attributable to Aegion Corporation	$(36,896)	$14,489	$(37,167)	$44,351

Earnings per share attributable to Aegion Corporation:
Basic:
Income (loss) from continuing operations	$(0.90)	$0.38	$(0.88)	$1.31
Loss from discontinued operations	(0.09)	—	(0.10)	(0.17)
Net income (loss)	$(0.99)	$0.38	$(0.98)	$1.14
Diluted:
Income (loss) from continuing operations	$(0.90)	$0.37	$(0.88)	$1.30
Loss from discontinued operations	(0.09)	—	(0.10)	(0.17)
Net income (loss)	$(0.99)	$0.37	$(0.98)	$1.13

Weighted average shares outstanding - Basic	37,351,846	38,262,447	37,651,492	38,692,658
Weighted average shares outstanding - Diluted	37,351,846	38,655,434	37,651,492	39,082,342

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended December 31, 2014

	As Reported (GAAP)	Restructuring-Related Charges (1)	Long-Lived Asset and Goodwill Impairments (2)	Acquisition-Related Expenses (3)	Reserves for Disputed and Long-Dated Accounts Receivable (4)	Brinderson Escrow Settlement (5)	As Adjusted (Non-GAAP)
Affected Line Items:
Cost of revenues	$269,118	$(754)	$—	$—	$—	$—	$268,364
Gross profit	83,063	754	—	—	—	—	83,817
Operating expenses	64,439	(6,430)	—	—	(7,465)	4,500	55,044
Goodwill impairment	51,512	—	(51,512)	—	—	—	—
Definite-lived intangible asset impairment	1,220	—	(1,220)	—	—	—	—
Acquisition-related expenses	836	—	—	(836)	—	—	—
Restructuring charges	687	(687)	—	—	—	—	—
Operating income (loss)	(35,631)	7,871	52,732	836	7,465	(4,500)	28,773
Other income (expense):
Interest expense	(3,250)	199	—	—	—	—	(3,051)
Other	(2,023)	1,495	—	—	—	—	(528)
Income (loss) before taxes on income	(40,750)	9,565	52,732	836	7,465	(4,500)	25,348
Taxes (benefit) on income (loss)	(8,057)	6,448	6,119	333	2,971	(1,656)	6,158

Income (loss) from continuing operations attributable to Aegion Corporation (6)	(33,675)	3,117	46,613	503	4,494	(2,844)	18,208

Diluted earnings per share:
Income (loss) from continuing operations attributable to Aegion Corporation (6)	$(0.90)	$0.08	$1.25	$0.01	$0.12	$(0.08)	$0.48
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges for cost of revenues of $754 related to impairment of fixed assets, inventory obsolescence and write-off of certain other assets; and operating expenses of $6,430 related to bad debt expenses, impairment of fixed assets, write-off of certain other assets and accrued expenses, and other restructuring charges (non-GAAP). Also includes pre-tax restructuring charges of $687 related to severance and benefit related costs in accordance with ASC 420, Exit or Disposal Cost Obligations, and recorded as “Restructuring charges” in the Consolidated Statements of Operations (GAAP).

(2)
Includes pre-tax charges recorded in the fourth quarter of 2014 for (i) goodwill impairment totaling $51,512 for the following reporting units: $29,735 for Bayou, $16,069 for Fyfe and $5,708 for CRTS; and (ii) definite-lived intangible asset impairment totaling $1,220 for Fyfe Latin America (non-GAAP).

(3)	Includes expenses incurred in connection with acquisition activity pursued by the Company during the period (non-GAAP).

(4)	Includes reserves for accounts receivable related to long-dated receivables, some of which are currently in litigation or dispute, within the Infrastructure Solutions segment (non-GAAP).

(5)
Represents proceeds received in connection with the settlement of escrow claims related to the purchase of Brinderson. The total amount of the proceeds was $5,500, of which $1,000 relates to working capital and was recorded as a purchase price adjustment and the remaining $4,500 was recorded in the Consolidated Statements of Operations (non-GAAP).

(6)	Includes non-controlling interests.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended December 31, 2013

	As Reported (GAAP)	Acquisition-Related Expenses (1)	As Adjusted (Non-GAAP)
Affected Line Items:
Operating expenses	$50,027	$(1,656)	$48,371
Operating income	22,209	1,656	23,865
Income before taxes on income	17,643	1,656	19,299
Taxes on income	4,169	659	4,828

Income from continuing operations attributable to Aegion Corporation (2)	14,494	997	15,491

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (2)	$0.37	$0.03	$0.40
_________________________________

(1)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the quarter (non-GAAP).

(2)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)
For the Year Ended December 31, 2014

	As Reported (GAAP)	Restructuring-Related Charges (1)	Long-Lived Asset and Goodwill Impairments (2)	Acquisition-Related Expenses (3)	Loss on Sale of Bayou Coating (4)	Reserves for Disputed and Long-Dated Accounts Receivable (5)	Brinderson Escrow Settlement (6)	As Adjusted (Non-GAAP)
Affected Line Items:
Cost of revenues	$1,051,438	$(15,694)	$—	$—	$—	$—	$—	$1,035,744
Gross profit	279,983	15,694	—	—	—	—	—	295,677
Operating expenses	234,105	(20,547)	—	—	—	(7,465)	4,500	210,593
Goodwill impairment	51,512	—	(51,512)	—	—	—	—	—
Definite-lived intangible asset impairment	12,116	(10,896)	(1,220)	—	—	—	—	—
Acquisition-related expenses	1,375		—	(1,375)	—	—	—	—
Restructuring charges	687	(687)	—	—	—	—	—	—
Operating income (loss)	(19,812)	47,824	52,732	1,375	—	7,465	(4,500)	85,084
Other income (expense):
Interest expense	(12,943)	199	—	—	—	—	—	(12,744)
Other	(3,853)	1,495	—	—	472	—	—	(1,886)
Income (loss) before taxes on income	(35,975)	49,518	52,732	1,375	472	7,465	(4,500)	71,087
Taxes (benefit) on income (loss)	(3,840)	13,365	6,119	547	194	2,971	(1,656)	17,700

Income (loss) from continuing operations attributable to Aegion Corporation (7)	(33,320)	36,153	46,613	828	278	4,494	(2,844)	52,202

Diluted earnings per share:
Income (loss) from continuing operations attributable to Aegion Corporation (7)	$(0.88)	$0.95	$1.23	$0.02	$0.01	$0.11	$(0.07)	$1.37
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges for cost of revenues of $15,694 associated with the write-down of long-lived assets, impairment of fixed assets, inventory obsolescence and write-off of certain other assets; and operating expenses of $20,547 write-down of long-lived assets, bad debt expenses, impairment of fixed assets, write-off of certain other assets and accrued expenses, and other restructuring charges; and impairment of definite-lived intangible assets of $10,896 related to Bayou’s reporting unit (non-GAAP). Also includes pre-tax restructuring charges of $687 related to severance and benefit related costs in accordance with ASC 420, Exit or Disposal Cost Obligations, and recorded as “Restructuring charges” in the Consolidated Statements of Operations (GAAP).

(2)
Includes pre-tax charges recorded in the fourth quarter of 2014 for (i) goodwill impairment totaling $51,512 for the following reporting units: $29,735 for Bayou, $16,069 for Fyfe, and $5,708 for CRTS; and (ii) definite-lived intangible asset impairment totaling $1,220 for Fyfe Latin America (non-GAAP).

(3)
Includes expenses incurred in connection with the 2012 acquisition of Fyfe Group LLC’s Asian operations (Fyfe Asia), the 2013 acquisition of Brinderson, L.P. and other acquisition activity pursued by the Company during the year (non-GAAP).

(4)
Represents a loss on the sale of the Company’s 49 percent interest in Bayou Coating, L.L.C. The difference between the Company’s recorded gross equity in earnings of affiliated companies of approximately $1.2 million and the final equity distribution settlement of $0.7 million resulted in a loss of approximately $0.5 million that is recorded in “Other income (expense)” on the Consolidated Statements of Operations (non-GAAP).

(5)	Includes reserves for accounts receivable related to long-dated receivables, some of which are currently in litigation or dispute, within the Infrastructure Solutions segment (non-GAAP).

(6)
Represents proceeds received in connection with the settlement of escrow claims related to the purchase of Brinderson. The total amount of the proceeds was $5,500, of which $1,000 relates to working capital and was recorded as a purchase price adjustment and the remaining $4,500 was recorded in the Consolidated Statements of Operations (non-GAAP).

(7)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Year Ended December 31, 2013

	As Reported (GAAP)	Acquisition-Related Expenses (1)	Credit Facility Fees (2)	Joint Venture/Divestiture Activity (3)(4)	As Adjusted (Non-GAAP)
Affected Line Items:
Operating expenses	$184,314	$(5,831)	$—	$—	$178,483
Operating income	66,882	5,831	—	—	72,713
Other income (expense):
Interest expense	(13,169)	—	1,964	—	(11,205)
Other	4,964	—	—	(8,688)	(3,724)
Income before taxes on income	59,002	5,831	1,964	(8,688)	58,109
Taxes on income	12,154	2,321	782	(2,635)	12,622

Income from continuing operations attributable to Aegion Corporation (5)	50,812	3,510	1,182	(6,053)	49,451

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (5)	$1.30	$0.09	$0.03	$(0.15)	$1.27
_________________________________

(1)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the year (non-GAAP).

(2)	Includes certain out-of-pocket expenses and acceleration of certain unamortized fees associated with the refinancing of the Company’s credit facility as part of the Brinderson acquisition (non-GAAP).

(3)
Includes a gain on the sale of the Company’s 50 percent interest in Insituform Rohrsanierungstechniken GmbH. The sale price was €14.0 million, approximately $18.3 million. The sale resulted in a gain on the sale of approximately $11.3 million (net of $0.5 million of transaction expenses) (non-GAAP).

(4)
Includes a non-cash write down of the Company’s investment in Bayou Coating, LLC. The Company recognized a non-cash charge of $2.7 million ($1.8 million post-tax) related to the goodwill allocated to the joint venture as part of the purchase price accounting associated with the 2009 acquisition of The Bayou Companies, LLC. The non-cash charge represented the Company’s then current estimate of the difference between the carrying value of the investment on the balance sheet and the amount the Company would receive in connection with the exercise (non-GAAP).

(5)	Includes non-controlling interests and equity in earnings of affiliated companies.

Segment Reporting

Infrastructure Solutions

($ in thousands)	Quarter Ended December 31, 2014			Quarter Ended December 31, 2013
	As Reported (GAAP)	Adjustments (1) (2)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$144,994	$—	$144,994	$139,551	$—	$139,551
Cost of revenues	105,175	(754)	104,421	108,531	—	108,531
Gross profit	39,819	754	40,573	31,020	—	31,020
Gross profit margin	27.5%		28.0%	22.2%		22.2%
Operating expenses	38,642	(13,895)	24,747	23,004	—	23,004
Goodwill impairment	16,069	(16,069)	—	—	—	—
Definite-lived intangible asset impairment	1,220	(1,220)	—	—	—	—
Earnout reversal	—	—	—	(287)	—	(287)
Restructuring charges	687	(687)	—	—	—	—
Operating income (loss)	(16,799)	32,625	15,826	8,303	—	8,303
Operating margin	(11.6)%		10.9%	5.9%		5.9%
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges of: $3,279 which are associated with inventory obsolescence and the write-down of long-lived assets; and $11,370 related to bad debt expenses, write-off of certain other assets and accrued expenses (non-GAAP).

(2)	Includes pre-tax goodwill impairment and definite-lived intangible asset impairment charges for the Fyfe operations of $16,069 and $1,220, respectively (non-GAAP).

($ in thousands)	Years Ended December 31, 2014			Years Ended December 31, 2013
	As Reported (GAAP)	Adjustments (1) (2)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$567,205	$—	$567,205	$529,301	$—	$529,301
Cost of revenues	431,322	(4,348)	426,974	409,843	—	409,843
Gross profit	135,883	4,348	140,231	119,458	—	119,458
Gross profit margin	24.0%		24.7%	22.6%		22.6%
Operating expenses	124,101	(28,020)	96,081	91,258	—	91,258
Goodwill impairment	16,069	(16,069)	—	—	—	—
Definite-lived intangible asset impairment	1,220	(1,220)	—	—	—	—
Earnout reversal	—	—	—	(287)	—	(287)
Restructuring charges	687	(687)	—	—	—	—
Operating income (loss)	(6,194)	50,344	44,150	28,487	—	28,487
Operating margin	(1.1)%		7.8%	5.4%		5.4%
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges of: $3,279 which are associated with inventory obsolescence and the write-down of long-lived assets; and $29,089 is related to bad debt expenses, write-off of certain other assets and accrued expenses (non-GAAP).

(2)	Includes pre-tax goodwill impairment and definite-lived intangible asset impairment charges for the Fyfe operations of $16,069 and $1,220, respectively (non-GAAP).

Corrosion Protection

($ in thousands)	Quarter Ended December 31, 2014			Quarter Ended December 31, 2013
	As Reported (GAAP)	Adjustments (1) (2)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$127,320	$—	$127,320	$115,843	$—	$115,843
Cost of revenues	95,033	—	95,033	86,488	—	86,488
Gross profit	32,287	—	32,287	29,355	—	29,355
Gross profit margin	25.4%		25.4%	25.3%		25.3%
Operating expenses	22,218	—	22,218	19,502	—	19,502
Goodwill impairment	35,443	(35,443)	—	—	—	—
Earnout reversal	—	—	—	(1,044)	—	(1,044)
Acquisition-related expenses	522	(522)	—	—	—	—
Operating income (loss)	(25,896)	35,965	10,069	10,897	—	10,897
Operating margin	(20.3)%		7.9%	9.4%		9.4%
_________________________________

(1)	Includes pre-tax goodwill impairment charges for the Bayou and CRTS operations of $29,735 and $5,708, respectively (non-GAAP).

(2)	Includes expenses incurred in conjunction with acquisition activity pursued by the Company during the period (non-GAAP).

($ in thousands)	Years Ended December 31, 2014			Years Ended December 31, 2013
	As Reported (GAAP)	Adjustments (1) (2) (3)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$458,409	$—	$458,409	$453,886	$—	$453,886
Cost of revenues	359,105	(11,338)	347,767	345,351	—	345,351
Gross profit	99,304	11,338	110,642	108,535	—	108,535
Gross profit margin	21.7%		24.1%	23.9%		23.9%
Operating expenses	83,256	—	83,256	75,170	—	75,170
Goodwill impairment	35,443	(35,443)	—	—	—	—
Definite-lived intangible asset impairment	10,896	(10,896)	—	—	—	—
Earnout reversal	—	—	—	(3,888)	—	(3,888)
Acquisition-related expenses	719	(719)	—	—	—	—
Operating income (loss)	(31,010)	58,396	27,386	37,253	—	37,253
Operating margin	(6.8)%		6.0%	8.2%		8.2%
_________________________________

(1)
Includes pre-tax restructuring and impairment-related charges for Bayou’s operation of $11,338 for the write-down of long-lived assets and $10,896 related to the write-off of definite-lived intangible assets (non-GAAP).

(2)	Includes pre-tax goodwill impairment charges for the Bayou and CRTS operations of $29,735 and $5,708, respectively (non-GAAP).

(3)	Includes expenses incurred in conjunction with acquisition activity pursued by the Company during the year (non-GAAP).

Energy Services

($ in thousands)	Quarter Ended December 31, 2014			Quarter Ended December 31, 2013
	As Reported (GAAP)	Adjustments (1) (2)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (2)	As Adjusted (Non-GAAP)

Revenues	$79,867	$—	$79,867	$60,285	$—	$60,285
Cost of revenues	68,910	—	68,910	49,755	—	49,755
Gross profit	10,957	—	10,957	10,530	—	10,530
Gross profit margin	13.7%		13.7%	17.5%		17.5%
Operating expenses	3,579	4,500	8,079	5,865	—	5,865
Acquisition-related expenses	314	(314)	—	1,656	(1,656)	—
Operating income	7,064	(4,186)	2,878	3,009	1,656	4,665
Operating margin	8.8%		3.6%	5.0%		7.7%
_________________________________

(1)	Includes amounts received in connection with the settlement of escrow claims related to the acquisition of Brinderson, L.P. (non-GAAP).

(2)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the quarter (non-GAAP).

($ in thousands)	Years Ended December 31, 2014			Years Ended December 31, 2013
	As Reported (GAAP)	Adjustments (1) (2)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (2)	As Adjusted (Non-GAAP)

Revenues	$305,807	$—	$305,807	$108,233	$—	$108,233
Cost of revenues	261,011	—	261,011	89,205	—	89,205
Gross profit	44,796	—	44,796	19,028	—	19,028
Gross profit margin	14.6%		14.6%	17.6%		17.6%
Operating expenses	26,748	4,500	31,248	12,055	—	12,055
Acquisition-related expenses	656	(656)	—	5,831	(5,831)	—
Operating income	17,392	(3,844)	13,548	1,142	5,831	6,973
Operating margin	5.7%		4.4%	1.1%		6.4%
_________________________________

(1)	Includes amounts received in connection with the settlement of escrow claims related to the acquisition of Brinderson, L.P. (non-GAAP).

(2)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the year (non-GAAP).

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share amounts)

	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$174,965	$158,045
Restricted cash	2,075	483
Receivables, net	227,481	231,775
Retainage	38,318	30,831
Costs and estimated earnings in excess of billings	94,045	79,999
Inventories	59,192	58,768
Prepaid expenses and other current assets	42,046	38,522
Current assets of discontinued operations	—	5,435
Total current assets	638,122	603,858
Property, plant & equipment, less accumulated depreciation	168,213	182,303
Other assets
Goodwill	293,023	348,680
Identified intangible assets, less accumulated amortization	182,273	209,283
Investments	—	9,101
Deferred income tax assets	3,334	6,957
Other assets	10,708	14,315
Total other assets	489,338	588,336
Non-current assets of discontinued operations	—	2,921

Total Assets	$1,295,673	$1,377,418

Liabilities and Equity
Current liabilities
Accounts payable	$83,285	$80,417
Accrued expenses	111,617	105,466
Billings in excess of costs and estimated earnings	43,022	24,978
Current maturities of long-term debt and line of credit	26,399	22,024
Current liabilities of discontinued operations	—	2,070
Total current liabilities	264,323	234,955
Long-term debt, less current maturities	351,076	366,616
Deferred income tax liabilities	22,913	38,217
Other non-current liabilities	12,276	10,512
Non-current liabilities of discontinued operations	—	197
Total liabilities	650,588	650,497

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 37,360,515 and 37,983,114, respectively	374	380
Additional paid-in capital	217,289	236,128
Retained earnings	433,641	470,808
Accumulated other comprehensive income (loss)	(24,669)	2,052
Total stockholders’ equity	626,635	709,368
Non-controlling interests	18,450	17,553
Total equity	645,085	726,921

Total Liabilities and Equity	$1,295,673	$1,377,418

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	For the Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(35,412)	$45,546
Loss from discontinued operations	3,847	6,461
	(31,565)	52,007
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	44,312	40,329
Gain on sale of fixed assets	(310)	(816)
Equity-based compensation expense	5,073	5,647
Deferred income taxes	(16,816)	(2,675)
Equity in earnings of affiliated companies	(570)	(5,159)
Non-cash restructuring charges	20,592	—
Fixed asset impairment	11,870	—
Definite-lived intangible asset impairment	12,116	—
Goodwill impairment	51,512	—
Gain on sale of interests in German joint venture	—	(11,771)
Debt issuance costs	157	1,964
Earnout reversal	—	(4,175)
Loss on sale of interests in Bayou Coating, LLC	472	—
Loss on sale of Ka-te Insituform AG	516	—
Loss on foreign currency transactions	627	2,425
Other	1,279	1,588
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash related to operating activities	(454)	(102)
Return on equity of affiliated companies	590	10,691
Receivables net, retainage and costs and estimated earnings in excess of billings	(41,211)	8,222
Inventories	(5,286)	(736)
Prepaid expenses and other assets	3,465	(9,685)
Accounts payable and accrued expenses	25,097	2,604
Other operating	402	(2,293)
Net cash provided by operating activities of continuing operations	81,868	88,065
Net cash used in operating activities of discontinued operations	(1,045)	(3,761)
Net cash provided by operating activities	80,823	84,304

Cash flows from investing activities:
Capital expenditures	(32,899)	(26,085)
Proceeds from sale of fixed assets	1,547	3,435
Patent expenditures	(1,923)	(2,032)
Restricted cash related to investing activities	(1,153)	—
Proceeds from sale of interests in Bayou Coating, L.L.C.	9,065	—
Sale of Ka-te Insituform AG	1,123	—
Sale of interests in German joint venture	—	18,300
Purchase of Brinderson, net of cash acquired	1,000	(143,763)
Net cash used in investing activities of continuing operations	(23,240)	(150,145)
Net cash provided by investing activities of discontinued operations	1,045	845

Net cash used in investing activities	(22,195)	(149,300)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	8,615	594
Repurchase of common stock	(31,085)	(27,648)
Purchase of non-controlling interest	(617)	(287)
Payment of earnout related to acquisition of CRTS, Inc.	—	(2,112)
Credit facility financing fees	(783)	(5,013)
Proceeds on notes payable	1,284	1,541
Principal payments on notes payable	—	(183)
Proceeds from line of credit	18,000	—
Payments on line of credit	(8,000)	—
Proceeds from long-term debt	—	385,500
Principal payments on long-term debt	(22,039)	(253,500)
Net cash provided by (used in) in financing activities	(34,625)	98,892
Effect of exchange rate changes on cash	(7,083)	(9,527)
Net increase in cash and cash equivalents for the year	16,920	24,369
Cash and cash equivalents, beginning of year	158,045	133,676
Cash and cash equivalents, end of year	$174,965	$158,045